UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 9)*


                        China Tire e-commerce.com Limited
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    G2107X108
                                 (CUSIP Number)


                                December 31,2000
             (Date of Event Which Requires Filing of This Statement)


    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. G2107X108               13G                         Page 2 of 8 pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            304,975 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,221,220 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       304,975 shares

                    8  SHARED DISPOSITIVE POWER

                       1,226,820 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,531,795  shares  (includes   shares   beneficially   owned  by  FLA  Asset
    Management, LLC and FLA Advisers L.L.C.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    16.8%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. G2107X108               13G                         Page 3 of 8 pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, LLC
   52-2169045

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          None
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       5,600 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,600 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .06%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. G2107X108                 13G                      Page 4 of 8 pages



1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          1,221,220 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       1,221,220 shares


9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,221,220 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                    [ ]
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    13.4%

12  TYPE OF REPORTING PERSON

    IA, OO

                                                             Page 5 of 8 pages

Item 1(a)         NAME OF ISSUER:

         China Tire e-commerce.com Limited

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         Bank of China Tower
         52nd Floor
         1 Garden Road
         Central, Hong Kong

Item 2(a)         NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York  10022

Item 2(c)         CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d)         TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.01

Item 2(e)         CUSIP NUMBER:

                  G2107X108

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability company, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability company, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act. The members of Forstmann-Leff Associates, LLC's Investment Committee are the managers of FLA Advisors L.L.C.

                                                             Page 6 of 8 pages


Item 4   OWNERSHIP:

         (a)      Amount beneficially owned:
                  See Item 9 of the cover pages attached hereto

         (b)      Percent of Class:
                  See Item 11 of the cover pages attached hereto

         (c)  See Items 5 through 8  of the cover pages attached hereto

Item 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

Item 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of China Tire e-commerce.com Limited. No one client's interest in the Common Stock of China Tire e-commerce.com Limited is more than five percent of the total outstanding Common Stock.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
         COMPANY:

                  Not Applicable

Item 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9   NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10  CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 7 of 8 pages
                                   SIGNATURES



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2001


                                    FORSTMANN-LEFF ASSOCIATES, LLC


                                    By:  /s/ Joseph Sullivan
                                    Chief Operating Officer


                                    FLA ASSET MANAGEMENT, LLC

                                    By: Forstmann-Leff Associates, LLC,
                                        its Sole Member

                                    By:  /s/ Joseph Sullivan
                                    Chief Operating Officer


                                    FLA ADVISERS L.L.C.


                                    By:  /s/ Joseph Sullivan
                                    Chief Financial Officer

                                                             Page 8 of 8 pages
                                                                      Exhibit A


                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC and FLA Advisers L.L.C., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 12, 2001


                                            FORSTMANN-LEFF ASSOCIATES, LLC



                                            By:  /s/ Joseph Sullivan
                                            Chief Operating Officer


                                            FLA ASSET MANAGEMENT, LLC

                                            By: Forstmann-Leff Associates, LLC,
                                                its Sole Member

                                            By:  /s/ Joseph Sullivan
                                            Chief Operating Officer


                                            FLA ADVISERS L.L.C.


                                            By:  /s/ Joseph Sullivan
                                            Chief Financial Officer